EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
SOUTHERN MICHIGAN BANCORP, INC.
(AS AMENDED)

          The undersigned corporation executes the following Certificate of Amendment to its Articles of Incorporation pursuant to the provisions of Section 631, Act 284, Public Acts of 1972, as amended:

ARTICLE I

          The name of the corporation is Southern Michigan Bancorp, Inc.

ARTICLE II

          The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

including, but not limiting the foregoing, to acquire, own, manage, and control banks, bank affiliates, and bank holding companies and voting shares, voting securities, or all or substantially all assets of any of the foregoing entities or business entities which bank holding companies may now or hereafter be permitted by law to own, manage or control.

ARTICLE III

The total authorized capital stock is: 4,100,000 shares

1.	Common Shares: 4,000,000, common par value $2.50 per share

Preferred Shares: 100,000

2.	A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

          A.          Each share of common stock shall have equal voting rights, preferences and privileges.

          B.          The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article III to divide and issue the shares of Preferred Stock in series, and by filing a certificate containing the resolution of the Board pursuant to the applicable law of the State of Michigan, to establish from time to time the number of shares to be included in each series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a)          the number of shares constituting that series and the distinctive designation of that series;

          (b)          the dividend rate on the shares of that series whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c)          whether shares of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d)          whether shares of that series shall be convertible into shares of any class or into shares of any series of any class at the option of the holder, or the Corporation, or upon the happening of a specified event; and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e)          whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f)          whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

          (g)          the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (h)          any other relative rights, preferences and limitations of that series as well as other variations in the relative rights and preferences as among different series.

ARTICLE IV

          The address of the initial registered office is:

51 West Pearl Street Coldwater, Michigan 49036

          The name of the initial resident agent at the registered office is:

Lester F. Wise

ARTICLE V

          The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name	Residence or Business Address

D. Craig Martin	Howard & Howard Attorneys, P.C. 407 Kalamazoo Building Kalamazoo, MI 49007

ARTICLE VI

          When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, an application of this corporation or of a creditor or shareholder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

          The corporation shall indemnify each director and officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, or is or was serving at the request of the corporation in another capacity, to the fullest extent permitted by law. The corporation may further indemnify directors, and may indemnify persons who are not directors, to the extent authorized by the Michigan Business Corporation Act, bylaw, resolution of the board of directors, or contractual agreement authorized by the board of directors. A change in the Michigan Business Corporation Act, these Articles, or the bylaws that reduces the scope of indemnification shall not reduce the scope of indemnification for any action or omission that occurs before the change.

ARTICLE VIII

          A.          No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of the director's fiduciary duty, except for liability (i) for a breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan, (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987;

          B.          The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation, the By-Laws of the Corporation or a contractual agreement.

ARTICLE IX

          A.          Except as set forth in Section B of this Article, the affirmative vote or consent of the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required:

          (1)   to adopt any agreement for, or to approve the merger or consolidation of the Corporation or any subsidiary with or into any other person,

          (2)   to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of the Corporation or any subsidiary, or

          (3)   to authorize the issuance or transfer by the Corporation or any subsidiary of any voting securities or any securities convertible into voting securities of the Corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by any agreement to which the Corporation or any subsidiary is a party, if, in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, the beneficial owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors. If such other person is not, and has not been, such a 5% beneficial owner, the provisions of this section A shall not apply, and the provisions of the Michigan Business Corporation Act, as the same may from time to time be amended, applicable to such transactions, shall apply.

          B.          The provisions of section A of this Article shall not apply, and the provisions of the Michigan Business Corporation Act, as the same may from time to time be amended,

applicable to such transactions, shall apply, to (1) any transaction described therein if the Board of Directors by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the Board of Directors voting in favor of such resolution were duly elected and acting members of the Board of Directors prior to the time such other person became the beneficial owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; or (2) any transaction of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its subsidiaries.

          C.          The affirmative vote or consent of the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required for the adoption of any plan for the dissolution of the Corporation if the Board of Directors shall not have, by resolution, recommended to the shareholders the adoption of such plan for dissolution of the Corporation. If the Board of Directors shall have so recommended to the shareholders such plan for dissolution of the Corporation, the provisions of the Michigan Business Corporation Act, as the same may from time to time be amended, applicable to such transactions, shall apply.

          D.          For purposes of this Article,

          (1)   any specified person shall be deemed to be the "beneficial owner" of shares of stock of the Corporation (a) which such specified person or any of its affiliates or associates owns, directly or indirectly, whether of record of not, (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (c) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation;

          (2)   a "subsidiary" is a corporation at least 50% of the voting securities of which are owned, directly or indirectly by the Corporation;

          (3)   a "person" is any individual, corporation, partnership or other entity;

          (4)   an "affiliate" of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person; and

          (5)   an "associate" of a specified person is (a) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar capacity, or (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director, officer or partner of such specified person or any person which controls or is controlled by such specified person.

          E.          For purposes of determining whether a person owns beneficially 5% or more of the outstanding shares of the stock of the Corporation entitled to vote in elections of directors, the outstanding shares of stock of the Corporation shall include shares deemed owned through application of clauses (a), (b) or (c) of Section D(1) of this Article but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

          F.          The Board of Directors shall have the power and duty to determine for purposes of this Article, on the basis of information known to such Board,

          (1)   whether any person referred to in Section A of this Article owns beneficially 5% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; and

          (2)   whether a proposed transaction is substantially consistent with any memorandum of understanding of the character referred to in Section B of this Article.

ARTICLE X

          Notwithstanding any other provisions of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend, modify or repeal any or all of Article IX of these Articles of Incorporation unless so adopted by the affirmative vote or consent of the holders of not less than 2/3 of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article as a class.

ARTICLE XI

          Subject to the rights of the holders of any particular class or series of preferred stock or preference stock of this Corporation:

          A.          The number of directors of this Corporation shall be fixed from time to time by a resolution adopted by not less than 80% of the directors then in office. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1999 Annual Meeting of shareholders, the term of office of the second class to expire at the 2000 Annual Meeting of shareholders and the term of office of the third class to expire at the 2001 Annual Meeting of shareholders. At each Annual Meeting of shareholders following such initial classification and election, the class of directors whose terms of office shall expire at such time shall be elected to hold office for terms expiring at the third succeeding Annual Meeting of shareholders following their election. Each director shall hold office until his successor shall be elected and shall qualify.

          B.          (i)          Newly created directorship resulting from any increase in the total number of authorized directors may be filled by the affirmative vote of not less than 80% of the directors then in office, or by a sole remaining director, at any regular or special meeting of the Board of Directors, or by the shareholders in accordance with the By-Laws, and (ii) any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of not less than 80% of the directors then in office, or by a sole remaining director, at any regular or special meeting of the Board of Directors. If the number of directors is increased or decreased, any increase or decrease shall be apportioned as nearly as possible among each class so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill any vacancy resulting from any increase in such class shall hold office for a term which shall coincide with the remaining term of that class. No decrease in the total number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

          C.          Any director may be removed only for cause and only by the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at any regular or special meeting of the shareholders.

ARTICLE XII

          Subject to the rights of the holders of any particular class or series of preferred stock or preference stock of this Corporation:

          A.          Except as provided in Article X and this Article XII of the Articles of Incorporation, the Articles of Incorporation of this Corporation shall be subject to alteration, amendment or repeal, and new provisions thereof may be adopted, by the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Notwithstanding the foregoing and notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation and in addition to any other requirements of applicable law, the alteration, amendment, or repeal of, or the adoption of any provision inconsistent with Article X or this Article XII of the Articles of Incorporation shall require the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock voting together as a single class.

          B.          No amendment, alteration, repeal or adoption of any new provision of the Articles of Incorporation shall be made which permits action required or permitted to be taken by shareholders to be taken by written consent by less than all of the holders of Voting Stock unless such amendment, alteration, repeal or adoption of such new provision of the Articles of Incorporation shall have been approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock, voting together as a single class.

          C.          The By-Laws of this Corporation shall be subject to alteration, amendment or repeal, and new By-Laws may be adopted, (i) by the affirmative vote of the holders of not less than a majority of the Voting Stock, voting together as a single class, or (ii) by the affirmative vote of not less than a majority of the members of the Board of Directors then in office; provided, that any alteration, amendment or repeal, or the adoption of any provision inconsistent with Article II, Section 2 or Section 4, or Article III, Section 2, Section 3, Section 6, or Section 11, or Article XII or Article XIII of the Bylaws shall require, in the case of shareholder action, the affirmative vote of the holders of not less than two thirds (2/3) of the Voting Stock, voting together as a single class, or, in the case of action by the Board of Directors, the affirmative vote of such number of directors constituting not less than 80% of the directors then in office, or by the sole remaining director, at any regular or special meeting of the Board of Directors.

ARTICLE XIII

A.          Proposals. The Board of Directors shall not approve, adopt, or recommend any proposal of any party other than the Corporation to make a tender or exchange offer for any equity security of this corporation, or to engage in any Business Reorganization, as defined in this Article (a "Proposal"), unless and until it shall have first evaluated the Proposal in view of this Article.

B.          Compliance with Laws. The Board of Directors shall determine in its judgment whether the Proposal would be in substantial compliance with all applicable laws. In evaluating a proposal to determine whether it would be in substantial compliance with law, the Board of Directors shall consider all aspects of the Proposal, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the Proposal, and the effects and consequences of the Proposal, if consummated, in light of the laws of the United States of America and affected states. In connection with this evaluation, the Board may seek and rely upon the opinion of legal counsel, and may test the legality of the proposed offer in any state, federal, or foreign court, or before any state, federal, or foreign administrative agency, which may have jurisdiction. If the Board of Directors determines, in its judgment, that a Proposal would be in substantial compliance with all applicable laws, the Board of Directors shall then evaluate the proposal and determine whether the proposal is in the best interest of this corporation and its shareholders. The Board of Directors shall not approve, adopt, or recommend any Proposal which, in its judgment, would not be in the best interests of the Corporation and its shareholders.

C.          Evaluation of Proposals. In evaluating a Proposal to determine whether it would be in the best interests of the Corporation and its shareholders, the Board of Directors may, in exercising its judgment, consider all factors which it deems relevant including, without limitation:

          1.          The fairness of the consideration to be received by the Corporation and its shareholders under the Proposal, taking into account the trading price of this corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of this corporation's stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over the trading price of their securities in transactions which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of the Corporation;

          2.          The possible social and economic impact of the Proposal and its consummation on the Corporation and its subsidiaries and their employees, customers, and depositors;

          3.          The possible social and economic impact of the Proposal and its consummation on the communities in which the Corporation and its subsidiaries operate or are located;

          4.          The business, financial condition, safety, soundness, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

          5.          The competence, experience, and integrity of the offering party and its management; and

          6.          The intentions of the offering party regarding the use of the assets of this corporation to finance the transaction.

D.          Definition. For purposes of this Article, the term "Business Reorganization" shall mean:

          1.          Any merger or consolidation of this corporation with or into another entity;

          2.          Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of this corporation;

          3.          Any liquidation or dissolution of this corporation;

          4.          Any reorganization or recapitalization of the Corporation which would result in a change of control of the Corporation; or

          5.          Any transactions or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

ARTICLE XIV

          No shareholder may transfer shares of common stock without the consent of the corporation if, as a result of an attempted transfer, the party who would receive the shares would own of record fewer than 100 shares of common stock. This restriction may be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article XIV to the Articles of Incorporation. For purposes of this Article XIV, "transfer" means any type of disposition, including but not limited to a sale, gift, contribution, pledge or other action that would result in a change of the record ownership of any share of common stock. It is the intent of the shareholders that this restriction on transfer will be enforced to the full extent, but only to the extent, it is enforceable against shareholders under the laws of the State of Michigan. The Corporation may determine issues relating to a proposed transfer in its discretion, including without limitation whether the transfer would or would not be in violation of this Article XIV and whether the restrictions of this Article XIV may or may not be enforced against a holder requesting a transfer of shares. The recording of a transfer on the stock records of the Corporation shall be conclusive evidence that the Corporation has consented to the transfer, if required under this Article XIV, and any transfer of shares recorded on the stock records of the Corporation will be valid for all purposes.

Signed this 12th day of January, 2005

By	/s/ John H. Castle
(Signature of an authorized officer or agent)

John H. Castle, Chairman of the Board
(Type or Print Name)